UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-01166

                               STYLECLICK.COM INC.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

                              3861 SEPULVEDA BLVD.
                          CULVER CITY, CALIFORNIA 90230
                                 (310) 751-2100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      COMMON STOCK, NO PAR VALUE PER SHARE
                      ------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                      ------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)       [  ]
         Rule 12g-4(a)(1)(ii)  [  ]          Rule 12h-3(b)(2)(i)        [  ]
         Rule 12g-4(a)(2)(i)   [  ]          Rule 12h-3(b)(2)(ii)       [  ]
         Rule 12g-4(a)(1)(ii)  [  ]          Rule 15d-6                 [  ]
         Rule 12h-3(b)(1)(i)   [  ]

         Approximate number of holders of record as of the certificate or notice date: one

         Pursuant to the requirements of the Securities Exchange Act of 1934, Styleclick.com Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   STYLECLICK.COM INC.


                                   By:  /s/ Barry Hall
                                        ---------------------------------------
                                        Name:  Barry Hall
                                        Title: Executive Vice President, Finance
                                               and Chief Financial Officer

Date: August 29, 2000